CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668
ir@bellmicro.com

FOR IMMEDIATE RELEASE

BELL MICROPRODUCTS REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS
Revenues Grew 22% to a First Quarter Record of $805 million and EPS of $0.15
First Quarter Results Exceeded Revenue and Earnings Expectations

SAN JOSE, CA—(April 27, 2005)— Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the first quarter ended March 31, 2005.

Revenues of $805 million were a record for the first quarter, increasing 22% compared to last year’s first quarter revenues of $660 million. Revenues were essentially flat from the seasonally strong fourth quarter revenues of $808 million. Net earnings for the quarter ended March 31, 2005 were $4.4 million, or $0.15 per share on 29.6 million diluted shares. This compares to last year’s first quarter net earnings of $1.7 million or $0.06 per share on 28.1 million diluted shares. In the fourth quarter of 2004, the Company reported net earnings of $5.8 million or $0.20 per share on 29.3 million diluted shares.

Commenting on the first quarter 2005 financial results, W. Donald Bell, President and CEO of Bell Microproducts said, “We are pleased to report record first quarter revenues and a 150% increase in year over year net income and EPS, meeting or beating the high-end of our guidance and exceeding the analysts’ estimates. We generated revenue improvement in all geographies and most major product categories during the quarter as compared to the same period in 2004. Although there were challenges in the overall market environment, we continued to demonstrate our ability to increase sales at above-market growth rates, and we significantly improved our operating margin to 1.5%, as compared to 1.0% in the same period last year. Our sales growth, coupled with continued tight control of operating expenses, demonstrates the positive operating leverage in our business model.”

Geographic Highlights

•	Revenue in the first quarter was split among the Company’s geographies as follows: North America 42%, Europe 46%, and Latin America 12%.

•	North American revenue increased 27% compared to the first quarter of 2004.

•	Latin American revenue increased 7% compared to the first quarter of 2004.

•	European revenue increased 21% compared to the first quarter of 2004, driven by the acquisition of OpenPSL, which occurred in June of 2004. Sales of existing divisions increased 1% compared to last year. In local currency, European revenue increased 18% compared to the first quarter of 2004.

Solutions and Components and Peripherals Highlights

•	For the quarter, Solutions represented 50% of the Company’s product mix and Components and Peripherals accounted for 50% of the mix.

•	The Solutions category of the Company’s business grew 19% compared with the first quarter or 2004, with all major product groups within the Solutions category posting growth.

•	The Components and Peripherals products category of the Company’s business grew 25% compared with the first quarter of 2004, with all product groups generating year over year growth.

Operating Trends

Gross profit margins in the first quarter of 2005 were 7.1% compared to the 7.5% reported in the first quarter of 2004. The decline in corporate gross profit margins was due primarily to a decline in gross margins in the Company’s European operations. The Company’s European operations experienced pricing pressure in a highly competitive market, a reduction in certain vendor incentives, a foreign exchange impact, and certain one time margin impacts that are not expected to repeat in future quarters.

Gross margins were stable quarter-to-quarter in the Company’s North American distribution business, and increased in the Rorke Data and Total Tec enterprise business groups. As a result of this performance, the blended gross margin for combined North American operations increased compared to the fourth quarter of 2004.

The company believes that gross profit margins will improve in Europe and company-wide in future quarters.

Operating expenses continued to remain under tight control. Operating expenses declined to 5.6% of revenue compared to 6.5% in last year’s first quarter and 6.2% in last year’s fourth quarter. On a sequential basis, operating expenses declined $4.7 million from fourth quarter 2004. The reduction in expenses was driven by additional and improved cost controls, resulting in lower expenses in the Americas and Europe, continued improvements in asset management, and reduced Sarbanes Oxley compliance expenses.

Inventories were $282 million at March 31, 2005 compared to $236 million at March 31, 2004 and $272 million at December 31, 2004. This resulted in average days in inventory of 34 days in the first quarter of 2005, compared with 35 days in the first quarter of 2004, and 33 days in the fourth quarter of 2004.

Accounts Receivable were $402 million at March 31, 2005 compared to $301 million at March 31, 2004 and $376 million at December 31, 2004. Days sales outstanding (DSO) were 45 days in the first quarter of 2005 versus 41 days in the first quarter of 2004, and 42 days in the fourth quarter of 2004. The increase in Accounts Receivable was the result of a strong seasonal sales finish during the last month of the quarter.

The Company’s cash conversion cycle was 42 days in the first quarter of 2005 compared to 47 days in the first quarter of 2004 and 38 days in the fourth quarter of 2004. Overall working capital was $305 million at March 31, 2005, flat with the year ago period, and up from $276 million at December 31, 2004. Total debt was $267 million as of March 31, 2005 compared to $235 million at March 31, 2004 and $233 million at December 31, 2004. Excluding debt used to finance the acquisition of OpenPSL in 2004, total debt was essentially flat year over year. The debt to total capitalization ratio was 54% at the end of the quarter.

Management Discussion and Outlook

Mr. Bell concluded, “The first quarter of 2005 was another excellent quarter for our company. We grew sales by nearly $150 million and posted an impressive improvement in profitability. Furthermore, the first quarter ended on a strong note as March 2005 was the best sales month in the history of the Company. Although there were signs during the first quarter that market conditions have become more challenging in certain product segments and geographies, our efforts are focused on maintaining and improving our profitability and operating margins through a combination of above-market revenue growth, gross margin improvement and strong control of operating expenses.”

“Our goal is to improve our return on investment and create increased value for our shareholders, customers, vendor partners, and employees. We are dedicated to our goal of being a differentiated, worldwide leader in the distribution of storage and computer systems solutions. We believe we will achieve this position by continuing to expand our alliances with the industry leaders, and by adding significant value to these products for our customers. Our recent accomplishments and the acceleration of our growth and profitability are a clear sign that we are making progress in the pursuit of our goals.”

Conference Call on the Web

Bell Microproducts will host a conference call to discuss first quarter and 2005 year end results at 4:30 PM Eastern on Wednesday, April 27, 2005. A live Internet broadcast of the Company’s conference call will be available via the Company’s web site.

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The Company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including system design, integration, installation, maintenance, and other consulting services. Trained and certified technical personnel provide these services at Bell Microproducts’ ISO 9001:2000 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage products and Markvision memory modules, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company’s current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company’s reports to the Securities and Exchange Commission (including the Company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash	$11,380	$13,294
Accounts receivable, net	402,233	376,017
Inventories	281,570	271,797
Prepaid expenses and other current assets	24,201	24,676

Total current assets	719,384	685,784

Property and equipment, net	40,743	42,805
Goodwill and other intangibles	101,369	102,012
Deferred debt issuance costs and other assets	9,745	9,988
Total assets	$871,241	$840,589

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$309,999	$307,373
Borrowings under lines of credit	32,465	17,577
Short-term note payable and current portion of
long-term notes payable	8,830	12,183
Other accrued liabilities	63,008	72,164

Total current liabilities	414,302	409,297
Borrowings under lines of credit	65,825	42,686
Long-term notes payable	159,927	160,905
Other long-term liabilities	5,432	5,011
Total liabilities	645,486	617,899

Shareholders' equity:
Common Stock	168,702	167,705
Retained earnings	36,550	32,174
Cumulative translation adjustment	20,503	22,811
Total shareholders' equity	225,755	222,690

Total liabilities and shareholders’ equity	$871,241	$840,589

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Net sales	$804,828	$660,331
Cost of sales	747,529	611,044

Gross profit	57,299	49,287
Selling, general and administrative expenses	45,445	42,731

Operating income	11,854	6,556
Interest and other expense	(4,818)	(3,838)

Income before income taxes	7,036	2,718
Provision for income taxes	2,660	1,006

Net income	$4,376	$1,712

Income per share
Basic	$0.15	$0.06

Diluted	$0.15	$0.06

Shares used in per share calculation
Basic	28,795	27,068

Diluted	29,635	28,079